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                                                                       EXHIBIT 2

                             INVESTMENT AGREEMENT
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To the Board of Directors of NetBank, Inc., a Georgia corporation ("NetBank"):


                                      1.

     The Holding Company hereby represents and warrants that the shares of NetBank common stock (the "Common Stock") that are being issued to the Holding Company in the merger (the "Merger") of Market Street Mortgage Corporation with and into a wholly owned subsidiary of NetBank will be held by the Holding Company for investment for the Holding Company's own account and not with a view to, or for, resale, transfer or distribution. For purposes of this Investment Agreement, the term "Closing Date" means the date on which the Merger and related transactions are consummated as provided in the Merger agreement between NetBank and the Holding Company and certain other parties. The Holding Company represents and warrants that it has no intention of participating, directly or indirectly, in a distribution of the Common Stock.

                                      2.

     The Holding Company understands that the Common Stock has not been registered under federal or state securities laws by reason of special exemptions thereunder that depend upon the Holding Company's investment intent as outlined herein.

                                      3.

     The Holding Company further understands that by reason of exemptions to be relied upon in connection with the issuance of the securities to be purchased hereunder, the Common Stock will not be freely transferable and that any proposed sale or other transfer of the Common Stock may be prohibited and will in any event be subject to significant restrictions. Any certificate representing the shares of Common Stock will bear a legend to such effect, and a stop-transfer order with respect to such shares of Common Stock will be noted in NetBank's records.

                                      4.

     The Holding Company understands and agrees that the Common Stock may not be sold or transferred except pursuant to effective registration statements under applicable federal and state securities laws, unless exemptions from such registrations are available under such statutes with respect to the proposed sale or transfer. Additionally, the Holding Company hereby agrees that it will not, directly or indirectly, during a period of three hundred and sixty four days after the Closing Date (the "Restricted Period"), without NetBank's prior written consent, sell or otherwise transfer (or agree to sell or otherwise transfer) any shares of Common Stock (or securities convertible into, exercisable for or exchangeable for Common Stock) of NetBank or any subsidiary; provided, that the foregoing limitation shall not apply to the sale, beginning
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ninety (90) days following the Closing Date, of that portion of the NetBank
Common Stock which exceeds five percent (5%) of the outstanding shares of NetBank Common Stock; provided futher that the Holding Company may, prior to the end of the Restricted Period, enter into hedging agreements (of any length) for the sale of the Common Stock, provided that (a) the settlement date for the transfer of ownership or legal title of the Common Stock is after the end of the Restricted Period and (b) in no circumstances will the legal title or ownership of the Common Stock be transferred to a third party prior to the end of the Restricted Period.

                                      5.

     In order to ensure compliance with the provisions of this agreement and with applicable federal and state securities laws, the Holding Company understands and agrees that NetBank may, if it desires, refuse to transfer the Common Stock unless (i) registration statements under applicable securities laws are then in effect with respect to the Common Stock; (ii) the Holding Company's request for transfer is accompanied by a written opinion from legal counsel reasonably satisfactory to NetBank to the effect that exemptions from registration under applicable securities laws are available with respect to the proposed transfer, and that no such registration is required; or (iii) the Holding Company's request for transfer is accompanied by no-action letters or the then-equivalent with respect to such transfer issued by the Staff of the Securities and Exchange Commission and the applicable state securities commissions.

                                      6.

     The Holding Company agrees that, in order to attempt to avoid significant disruption in the market for shares of NetBank Common Stock, prior to selling more than one-half of one percent (.5%) of the outstanding shares of NetBank in any period of ninety (90) consecutive days, the Holding Company will consult with NetBank with regard to the disposition of such shares; provided that, so long as the Holding Company does first consult with NetBank in good faith as provided in this Paragraph 6, the Holding Company shall not be prevented from selling more than one-half of one percent (.5%) of the outstanding shares of NetBank except as provided in Paragraph 4 with respect to the Applicable Period and the 90-day period.

     Executed as of the 29th day of June 2001.


                                    Very truly yours,

                                    REPUBLIC BANCORP, INC.


                                    By: /s/ Dana M. Cluckey
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                                    Printed Name:  Dana M. Cluckey
                                    Title: President and Chief Executive Officer

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